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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
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                                 CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 1, 1999

                             APS HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)
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           DELAWARE                     0-22318                  76-0306940
(State or Other Jurisdiction     (Commission File Number)     (I.R.S. Employer
of Incorporation)                                            Identification No.)


  15710 JOHN F. KENNEDY BLVD., SUITE 700
  HOUSTON, TEXAS                                      77032-2347
(Address of Principal Executive Offices)              (Zip Code)

                                (713) 507-1100
             (Registrant's telephone number, including area code)

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Item 2.     Acquisition Or Disposition Of Assets

On January 29, 1999 ("the Closing Date"), the United States Bankruptcy Court for the district of Delaware gave approval to APS Holding Corporation and its direct and indirect subsidiaries ("the Company") to sell four distribution centers and seventy-six associated company-owned stores to Auto Parts Express, LLC ("APE"). APE was formed by three former senior management employees of the Company for the purpose of acquiring certain assets of the Company.

The purchased assets included inventory, accounts and notes receivable, equipment trademarks and service marks, and other fixed assets and contract rights. Additionally, APE assumed leases with respect to the distribution centers and certain of the stores, and entered into a sublease with respect to one of the stores. APE has also agreed to purchase a specified amount of its merchandise requirements from the Company after the Closing Date, for so long as the Company is able to timely supply such merchandise.

The purchase price paid by APE on the Closing Date was approximately $27 million in cash. The agreement provides for additional payments after the Closing Date and for other post-closing adjustments resulting from physical counts of inventory and other post-closing determinations. The purchase price is less than the carrying value of the tangible and related intangible assets that were sold, resulting in a loss for financial reporting purposes.

With respect to the asset sale transaction described above, the Company entered into agreements with APE with respect to the provision by the Company of certain information and accounting services. Additionally, the Company has agreed pursuant to a Technology Transfer Agreement, to sell or assign certain management information software systems and related hardware (the "Technology") to APE, subject to any pre-existing rights of third parties pursuant to service agreements with the Company. The transfer of the Technology to APE will be consummated on the earlier to occur of May 1, 1999 or the date on which the Company ceases operating its management information systems. APE has granted the Company a limited license-back to use the trademarks and service marks assigned to APE by the Company in the asset sale transaction.

The proceeds from the asset sale and the related transactions have been or will be used to reduce the Company's bank debt, to pay expenses related to the transactions, and to fund continuing working capital requirements of the Company.

The assets sold or to be sold as reported in this Item 2 and in Item 5 below represent most of the Company's remaining assets. The Company is in the process of closing its remaining stores and distribution centers and anticipates that it will seek to liquidate the balance of its assets in an orderly fashion under Chapter 11 of the Bankruptcy Code.

Item 5.     Other Events

In addition to the sales of assets reported under Item 2 above, since October 10, 1998, the Company has effected the sales to purchasers other than APE of assets associated with 3 of its distribution centers, 38 of its stores, and 26 of its Installers' Service Warehouses, for an aggregate amount of

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approximately $27 million in cash. Additionally, as of the date of this form, the Company has entered into agreements to sell assets associated with 1 of its stores and 2 of its Installers' Service Warehouses, for an aggregate amount of approximately $400,000 in cash.

EXHIBITS

      2.11 Asset Purchase Agreement between APS Holding Corporation and its subsidiaries and Auto Parts Express, LLC, dated as of January 11, 1999.

      2.12 Technology Transfer Agreement between A.P.S., Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      2.13 Service Agreement between A.P.S., Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      2.14 Trademark Assignment Agreement between APS Management Services, Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      2.15 Merchandise Purchase Agreement between A.P.S., Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      2.16 Accounting Services Agreement between A.P.S., Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      2.17 Trademark License Agreement between APS Management Services, Inc. and Auto Parts Express, LLC, dated as of February 1, 1999.

      10.1.35 Consent, dated as of January 26, 1999 under the Revolving Credit, Term Loan and Guarantee Agreement, dated as of February 2, 1998.

      10.1.36 Fourth Amendment, Sixth Waiver and Agreement dated as of January 26, 1999 to the Revolving Credit, Term Loan and Guarantee Agreement dated as of February 2, 1998.

      99.7        Press Release issued by the Company on January 11, 1999.

The schedules and exhibits to the Agreements listed as Exhibits 2.11, 2.12, 2.13 and 2.16 are not included with these exhibits. Certain of the schedules to the Agreements listed as Exhibits 2.14 and 2.17 are not included with these exhibits. Such schedules and exhibits are in certain cases identified in the Table of Contents contained in such Agreements, and in other cases are identified in the text of the Agreements. The Company will furnish to the Commission supplementally upon request a copy of any such schedule or exhibit.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 3, 1999                    APS HOLDING CORPORATION

                                        By:  /s/ BETTINA M. WHYTE
                                             Bettina M. Whyte, President
                                             and Chief Executive Officer

Date:  March 3, 1999                    By:  /s/ REBECCA A. ROOF
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                                             Rebecca A. Roof,
                                             Chief Financial Officer




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